EXHIBIT 99.2

CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF

APEX TECH ACQUISITION, INC.

(Adopted on [  ], 2025 and effective upon the effectiveness of the registration statement relating to the Company’s initial public offering)

PURPOSE

The purpose of the Compensation Committee of the Board of Directors (the “Board”) of Apex Tech Acquisition, Inc.(the “Company”) is to:

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Review and approve corporate goals and objectives relevant to the Company’s Chief Executive Officer (“CEO”) compensation, evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation.

•	Review and approve, or make recommendations to the Board with respect to, non-CEO executive officer compensation, and incentive-compensation and equity-based plans that are subject to Board approval.

•	Provide oversight of the Company’s compensation policies and plans and benefits programs, and overall compensation philosophy.

•	Administer the Company’s equity compensation plans for its executive officers and employees and the granting of equity awards pursuant to such plans or outside of such plans.

•	Prepare the report of the Compensation Committee required by the rules and regulations of the Securities and Exchange Commission (the “SEC”).

The Compensation Committee shall seek to ensure that the Company structures its compensation plans, policies and programs as to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide incentives for such persons to perform to the best of their abilities for the Company and to promote the success of the Company’s business. In reviewing and approving the Company’s overall executive compensation program, if applicable, the Compensation Committee shall consider the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

COMPOSITION

1.

Membership and Appointment. The Compensation Committee shall consist of at least two members of the Board. Members of the Compensation Committee shall be appointed by the Board and may be removed by the Board in its discretion.

2.

Qualifications. Members of the Compensation Committee must meet the following criteria as well as any additional criteria required by applicable law, or the rules and regulations of the SEC or the securities exchange on which the Company’s securities are listed; provided, however, that the Company may avail of itself of any phase-in rules or interpretations applicable to newly-listed companies in connection with an initial public offering:

•	Each member of the Compensation Committee shall meet the independence requirements of the listing standards of the securities exchange on which the Company’s securities are listed.

•	Each member of the Compensation Committee will be a “non-employee director” as defined in Rule 16b-3 promulgated under Section 16 of the Exchange Act.

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3.

Chairperson. The Board may designate a chairperson of the Compensation Committee. In the absence of that designation, the Compensation Committee may designate a chairperson by majority vote of the Compensation Committee members.

RESPONSIBILITIES

The following are the principal recurring responsibilities of the Compensation Committee. The Compensation Committee may perform such other functions as are consistent with its purpose and applicable law, rules and regulations or as the Board may request.

1.	Set Compensation for Executive Officers. The Compensation Committee shall:

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Review and approve annually the corporate goals and objectives applicable to the compensation of the CEO, evaluate at least annually the CEO’s performance in light thereof, and consider factors related to the performance of the Company in approving the compensation level of the CEO. The CEO may not be present during deliberations or voting on such matters.

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Review and approve annually the CEO’s (a) base salary, (b) incentive bonus, including the specific goals and amount, (c) equity compensation, (d) any employment agreement, severance arrangement or change of control protections and (e) any other benefits, compensation or similar arrangements (including, without limitation, perquisites and any other form of compensation such as a signing bonus or payment of relocation costs).

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Review annually and approve or recommend to the Board for approval items (a) through (e) in the previous bullet for the other individuals who are deemed to be “officers” of the Company under Rule 16a-1(f) promulgated under the Exchange Act (the “Executive Officers”).

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Review and approve any compensatory contracts or similar transactions or arrangements with current or former Executive Officers, including consulting arrangements, employment contracts, severance or termination arrangements, which shall include any benefits to be provided in connection with a change of control. In this regard, the Compensation Committee shall have the power and authority to adopt, amend and terminate such contracts, transactions or arrangements.

2.	Oversee Compensation Plans and Programs. The Compensation Committee shall:

•	Review, approve and administer annual and long-term incentive compensation plans for service providers of the Company, including executive officers and other senior executives, including:

o	Establishing performance objectives and certifying performance achievement; and

o	Reviewing and approving all equity incentive plans and grant awards of shares and stock options pursuant to such plans.

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The Compensation Committee shall also have the ability to adopt, amend and terminate such plans.

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Administer the Company’s equity incentive plans. In its administration of the plans, the Compensation Committee may (i) grant stock options, restricted stock units, stock purchase rights or other equity- based or equity-linked awards to individuals eligible for such grants (including grants to individuals subject to Section 16 of the Exchange Act in compliance with Rule 16b-3 promulgated thereunder*) and in accordance with procedures and guidelines as may be established by the Board and (ii) amend such stock options, restricted stock units, stock purchase rights or equity-based or equity-linked awards. The Compensation Committee may also adopt, amend and terminate the plans, including approving changes in the number of shares reserved for issuance thereunder.

•	Approve all option grants and performance awards to executive officers of the Company to ensure that such grants and awards comply with Section 162(m) of the Internal Revenue Code of 1986, as amended.

•	Review, approve and administer all employee benefit plans for the Company, which includes the ability to adopt, amend and terminate such plans.

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Oversee the Company’s overall compensation philosophy, compensation plans and benefits programs, and make recommendations to the Board with respect to improvements or changes to such plans or programs or the termination or adoption of plans or programs when appropriate.

•	In connection with executive compensation programs:

o	Review and approve new executive compensation programs;

o	Review on a periodic basis the operations of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purpose(s); and

o	Establish and periodically review policies for the administration of executive compensation programs.

•	Periodically review executive compensation programs and total compensation levels, including the impact of tax and accounting rules changes.

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If applicable, review and recommend to the Board for approval the frequency with which the Company will conduct shareholder advisory votes on executive compensation (“Say on Pay Vote”), taking into account the results of the most recent shareholder advisory vote on frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company’s proxy statement.

•	Periodically review and recommend to the Board for approval compensation and benefits, including equity awards, for directors for Board and committee service.

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Review and discuss annually with management the risks arising from the Company’s compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks.

3.	Compliance and Governance. The Compensation Committee shall:

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Review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) and related disclosures required by the rules and regulations of the SEC, to the extent required. The Compensation Committee will also review and recommend the final CD&A to the Board for inclusion in the Company’s annual report on Form 10-K or proxy statement, to the extent required.

•	Prepare the Compensation Committee Report required by the rules and regulations of the SEC to be included with the Company’s annual report on Form 10-K or proxy statement.

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Oversee the Company’s submissions to shareholders on executive compensation matters, including the Say on Pay Vote and the frequency of the Say on Pay Vote, incentive and other executive compensation plans, and amendments to such plans (to the extent required) and, in conjunction with the Corporate Governance and Nominating Committee of the Board (or its designees), engagement with proxy advisory firms and other shareholder groups on executive compensation matters.

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4.	Committee Charter Review. The Compensation Committee shall review and reassess the adequacy of this charter annually and shall submit any recommended changes to the charter to the Board for approval.

5.	Performance Review. The Compensation Committee shall review and assess the performance of the Compensation Committee on an annual basis.

MEETINGS AND PROCEDURES

1.	Meetings.

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The Compensation Committee will meet at least two times per year at such times and places as the Compensation Committee determines. The chairperson of the Compensation Committee shall preside at each meeting. The chairperson will approve the agenda for the Compensation Committee’s meetings and any member may suggest items for consideration. If a chairperson is not designated or present, an acting chair may be designated by the Compensation Committee members present. The Compensation Committee may act by unanimous written consent (which may include electronic consent) in lieu of a meeting in accordance with the Company’s bylaws.

•	The Compensation Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meeting of the Board.

•	The Compensation Committee may invite to its meetings any director, officer or employee of the Company and such other persons as it deems appropriate in order to carry out its responsibilities.

2.	Reporting to the Board of Directors. The Compensation Committee shall report regularly to the Board regarding its activities and recommendations.

3.	Authority to Retain Advisors.

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The Compensation Committee shall have the authority, in its sole discretion, to select and retain any compensation consultant, outside legal counsel and such other advisors as necessary to assist with the execution of its duties and responsibilities as set forth in this charter. The Compensation Committee shall have direct responsibility for and shall set the compensation and oversee the work of any compensation consultants, outside legal counsel and such other advisors retained by the Compensation Committee. The Company will provide appropriate funding, as determined by the Compensation Committee, to pay any such compensation consultant, outside legal counsel or any other outside advisors hired by the Compensation Committee and any administrative expenses of the Compensation Committee that the Compensation Committee determines are necessary or appropriate in carrying out its activities.

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Prior to selecting and receiving advice from compensation consultants, outside legal counsel and other advisors (other than the Company's in-house legal counsel), the Compensation Committee must take into consideration the independence factors set forth in the applicable rules of the SEC and the listing standards of the securities exchange on which the Company’s securities are listed.* The Compensation Committee may retain, or receive advice from, any compensation advisor it prefers, including advisors that are not independent, after considering the requisite independence factors. The Compensation Committee is not required to assess the independence of any compensation consultant or other advisor that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors and that is generally available to all salaried employees or providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice.

•	The Compensation Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K.*

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4.

Subcommittees. The Compensation Committee may form subcommittees for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as the Compensation Committee deems appropriate. If designated, any subcommittee will establish its own schedule and maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Compensation Committee shall not delegate to a subcommittee any power or authority required by law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

5.	Compensation. Members of the Compensation Committee shall receive such fees, if any, for their service as Compensation Committee members as may be determined by the Board in its sole discretion.

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